Exhibit 19.1

Drilling Tools International Corporation

Insider Trading Policy

Drilling Tools International Corporation and its subsidiaries (collectively, the “Company”), expect Covered Persons to fully comply with all state and federal securities laws. Federal law prohibits the purchase or sale of Securities by a person aware of Material Non-Public Information, as well as the disclosure of Material Non-Public Information by a person to others who then trade in Securities based on that information. Punishment for insider trading violations is severe, and could result in significant fines and imprisonment. This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the Securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business.

DEFINITIONS

Business Partners and Competitors – All current and potential partners, vendors, suppliers and competitors of the Company.

Affiliate – With respect to a (i) specified person, an affiliate of another person is a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and (ii) company, such company is deemed to be an affiliate of another company if one of them is the subsidiary of the other or if both are subsidiaries of the same company or if each of them is controlled by the same person or company. Affiliate status is a facts and circumstances determination, but officers, directors and significant shareholders of an entity and partners of a partnership are generally deemed to be affiliates of the entity or partnership, as applicable.

Covered Persons – (i) All directors, officers, employees, consultants, contractors and agents of the Company, from time to time; (ii) any family member (including a spouse or domestic partner) or other person living in the household or a dependent child of any of the foregoing individuals; (iii) Affiliates of any of the above-mentioned individuals; (iv) partnerships, trusts, estates, corporations and other similar entities over which any of the above-mentioned individuals exercise control or direction (including by acting as trustee or in a similar capacity) collectively.

Insider Trading – Trading or facilitating trading of the Company’s Securities while in possession of Material Non-Public Information in breach of a fiduciary duty or other relationship of trust and confidence owed to the Company, its shareholders or the source of the information.

Material Information – Information that a reasonable investor would consider important in making a decision to buy, hold or sell Securities, including any information that could reasonably be expected to affect the price of a Security, whether it is positive or negative.[1]

Material Non-Public Information– Information that is both Material Information and Non-Public Information.

Non-Public Information – Information that has not been disclosed to the public and widely disseminated.[2]

SEC – The Securities and Exchange Commission.

Security – a fungible, negotiable financial instrument issued by a company that offers evidence of (i) an ownership position in the company (equity); (ii) a creditor relationship with the company (debt); or (iii) a hybrid combination of equity and debt. The Company’s Securities include its common stock, as well as any debt securities that it may issue.

[1] There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. The information may relate to the Company itself or involve the Company’s suppliers, partners, or acquisition targets. Information deemed material could relate to, among other things, proposed acquisitions, dispositions or mergers, regulatory actions, financial results, financing or capital plans, changes in dividend rates, significant write-offs or significant increases in reserves, significant litigation or government investigations, cybersecurity incidents and major changes in management.

Exhibit 19.1

[2] Information generally is considered widely disseminated if it has been disclosed through a national newswire service, published in a widely available newspaper, magazine or news website, or publicly disclosed in a document filed with the SEC that is available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a rule of thumb, information is generally not considered public until one to three days after it has been publicly disclosed.

GENERAL POLICY GUIDELINES

It is the policy of the Company that if a Covered Person is aware of Material Non-Public Information relating to the Company, the Covered Person may not:

1.
trade[3], directly or indirectly, in any Securities of the Company;

2.
recommend the purchase or sale of any Securities of the Company;

3.
disclose Material Non-Public Information to persons within the Company whose jobs do not require them to have that information; or

4.
disclose Material Non-Public information outside of the Company to any other persons, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

In addition, it is the policy of the Company that if a Covered Person learns of Material Non-Public Information about a Business Partner or Competitor, the Covered Person may not trade in that company’s Securities until the information becomes public or is no longer material.

Any exceptions to this policy may be granted only by the Chief Financial Officer and must be provided before any activity contrary to this policy takes place.

NO SPECULATING, SHORT-SELLING, PUTS AND CALLS

Trading in Securities of the Company by Covered Persons with access to Material Information may give rise to actual or perceived contraventions of applicable securities laws and/or inappropriate conflicts of interest. To assist Covered Persons in undertaking trades of Securities that do not result in such contraventions or conflicts, Covered Persons are prohibited at any time from, directly or indirectly, undertaking any of the following activities:

1.
speculating in Securities of the Company, which may include day trading;

2.
buying the Company’s Securities on margin;

3.
short selling a Security of the Company or any other arrangement that results in a gain only if the value of the Company’s Securities declines in the future;

4.
selling a “call option” giving the holder an option to purchase Securities of the Company;

Exhibit 19.1

5.
buying a “put option” giving the holder an option to sell Securities of the Company;

[3] A “trade” means any purchase, sale, pledge, gift, election made in a Company plan (e.g., 401(k) plan or employee stock purchase plan) or entry into, modification or termination of a 10b5-1 trading plan.

6.
purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in the market value of Securities of the Company held, directly or indirectly, by such Covered Persons, including equity Securities granted as compensation; and

7.
any other transaction similar to the foregoing.

TRADING PRE-CLEARANCE

To assist each of the Covered Persons specified below to avoid undertaking any trade in Securities of the Company that may contravene or be perceived to contravene applicable securities laws, the following individuals are required to notify the Chief Financial Officer of any proposed trade of Securities of the Company in order to confirm that there is no Material Information that has not been generally disclosed:

1.
a director or executive officer of the Company subject to Section 16 of the Securities Exchange Act of 1934 with respect to Company Securities;

2.
an individual who is notified by the Chief Financial Officer that the individual’s trades in Securities of the Company will be subject to pre-clearance in accordance with this Policy;

3.
a family member (including a spouse or domestic partner) or other person living in the household or a dependent child of any of the foregoing individuals; and

4.
such other persons as the Chief Executive Officer of the Company may designate as being subject to the trading pre-clearance restrictions.

Such notification shall be made by personal conversation with, or e-mail or written notice (“Trade Notice”) to the Chief Financial Officer no later than 9:00 a.m. (Central Time) on the business day before the date of the proposed trade (or such shorter period as the Chief Financial Officer may permit in his/her sole discretion) and no earlier than five (5) business days before the day of the proposed trades. The Chief Financial Officer may consult with outside counsel regarding Trade Notices. Prior to 5:00 p.m. (Central Time) on the business day preceding the date of the proposed trade, the Chief Financial Officer shall endeavor to notify any individual who has given a Trade Notice in accordance with this Policy whether the Chief Financial Officer reasonably anticipates that any proposed trade will contravene applicable securities laws and/or this Policy, and if so, that the proposed trade may not be undertaken. If the Chief Financial Officer does not notify the individual and provide pre-clearance of the trade, the applicable Covered Person may not proceed with such trade. The Chief Financial Officer will respond to all Trade Notices.

WINDOW PERIODS

The “Blackout Group” consists of Company directors, officers and employees (designated by the Chief Financial Officer) whose duties may involve the receipt of Material Non-Public Information during preparation of the Company’s quarterly earnings information. Blackout Group members are prohibited from purchasing or selling any Security of the Company during the period beginning 15 calendar days before the end of any fiscal quarter of the Company and ending upon completion of the second full business day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:

1.
purchases of the Company’s Securities from the Company or sales of the Company’s Securities to the Company;

Exhibit 19.1

2.
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case that do not involve a market sale of the Company’s Securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s Securities, and therefore would not qualify under this exception); and

3.
purchases or sales of the Company’s Securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any Material Non-Public Information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

From time to time, the Company, through the Board of Directors or the Chief Financial Officer or Chief Executive Officer, may impose special window periods and require that Blackout Group members and other designated individuals suspend trading in the Company’s Securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected shall not trade in the Company’s Securities while the suspension is in effect, and shall not disclose to others that the Company has suspended trading.

INSIDE INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described in this Policy also apply to Material Non-Public Information relating to other companies, including the Company’s Business Partners and Competitors, when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Covered Persons shall treat Material Non-Public Information about the Company’s Business Partners and Competitors with the same care required with respect to information related directly to the Company.

ADMINISTRATION

Implementation of this Policy is the responsibility of all management and supervisory personnel. Under federal law, corporate employers can be liable for insider trading violations of their employees. The SEC can bring action against persons who “control” violators, which may include the Company, employees with supervisory authority and officers and directors of the Company.

Copies of the Policy are available to all Covered Persons upon request. The Policy is also available on the Company Intranet.

WHISTLEBLOWER

Any individual who has information that another person has engaged in Insider Trading or any other activity in contravention of this Insider Trading Policy should report that information to the Chief Financial Officer.

There will be no retaliation against any person who makes a complaint, encourages another person to make a complaint, or who participates in the investigation of a complaint. However, any Covered Person complaint or participation that is not in good faith may subject the Covered Person to disciplinary or other responsive action by the Company.

Exhibit 19.1

COMPLIANCE AND QUESTIONS

Any Covered Person who fails to comply with this Policy is subject to appropriate disciplinary action, which may include civil and criminal penalties and termination of employment or other service, with cause. Questions related to this Policy should be directed to the Chief Financial Officer.

This Policy continues to apply to transactions in the Company’s Securities even after termination of service to the Company. If an individual is in possession of Material Non-Public Information about the Company when his or her service terminates, that individual may not trade in the Company’s Securities until the information becomes public or is no longer Material Information.

Covered Persons are responsible for ensuring that members of their households also comply with this Policy.

Adopted by the Board of Directors June 20, 2023.